Exhibit (a)(5)(L)

UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

JOSEPH POST, Individually and On Behalf of All Others Similarly Situated,

Plaintiff,

v.

CSS INDUSTRIES, INC., REBECCA C. MATTHIAS, PHILIP B. BROENNIMAN, STEPHEN P. CRANE, ELAM M. HITCHNER, III, MELISSA LUDWIG, HARRY J. MULLANY, III, CHRISTOPHER J. MUNYAN, WILLIAM RULON-MILLER, DAVID SILVER, IG DESIGN GROUP PLC, IG DESIGN GROUP AMERICAS, INC., and TOM MERGER SUB INC.,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. JURY TRIAL DEMANDED CLASS ACTION

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.                                      This action stems from a proposed transaction announced on January 20, 2020 (the “Proposed Transaction”), pursuant to which CSS Industries, Inc. (“CSS” or the “Company”) will be acquired by IG Design Group Americas, Inc. (“Parent”), TOM MERGER SUB INC. (“Merger Sub”), and IG Design Group Plc (“TopCo Parent,” and together with Parent and Merger Sub, “IG Design”).

2.                                      On January 20, 2020, CSS’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger

Agreement”) with IG Design. Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of CSS’s outstanding common stock for $9.40 per share in cash. The Tender Offer is set to expire on February 28, 2020.

3.                                      On January 31, 2020, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4.                                      The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5.                                      This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6.                                      This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.                                      Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8.                                      Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of CSS common stock.

9.                                      Defendant CSS is a Delaware corporation and maintains its principal executive offices at 450 Plymouth Road, Suite 300, Plymouth Meeting, Pennsylvania 19462. CSS’s common stock is traded on the New York Stock Exchange under the ticker symbol “CSS.”

10.                               Defendant Rebecca C. Matthias is Chair of the Board of the Company.

11.                               Defendant Philip R. Broenniman is a director of the Company.

12.                               Defendant Stephen P. Crane is a director of the Company.

13.                               Defendant Elam M. Hitchner, III is a director of the Company.

14.                               Defendant Melissa Ludwig is a director of the Company.

15.                               Defendant Harry J. Mullany, III is a director of the Company.

16.                               Defendant Christopher J. Munyan is Chief Executive Officer, President, and a director of the Company.

17.                               Defendant William Rulon-Miller is a director of the Company.

18.                               Defendant David Silver is a director of the Company.

19.                               The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.”

20.                               Defendant Parent is a Georgia corporation and a party to the Merger Agreement.

21.                               Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

22.                               Defendant TopCo Parent is a public limited company incorporated and registered in England and Wales and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

23.                               Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of CSS (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

24.                               This action is properly maintainable as a class action.

25.                               The Class is so numerous that joinder of all members is impracticable. As of January 17, 2020, there were approximately 8,880,297 shares of CSS common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

26.                               Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

27.                               Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

28.                               The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

29.                               Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

30.                               CSS is a creative consumer products company focused on the craft, gift, and seasonal categories.

31.                               On January 20, 2020, CSS’s Board caused the Company to enter into the Merger Agreement with IG Design.

32.                               Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of CSS’s outstanding common stock for $9.40 per share in cash.

33.                               According to the press release announcing the Proposed Transaction:

CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announces that it has entered into a merger agreement under which IG Design Group plc (“Design Group”), through a subsidiary, will acquire CSS for $9.40 per share in an all cash transaction valued at approximately $88 million. CSS’ Board of Directors, based on the recommendation of a special committee of independent directors formed by the Board to evaluate the transaction and potential alternatives, has unanimously approved the transaction, as has the Board of Directors of Design Group. Upon completion of the transaction, CSS will become part of Design Group’s Design Group Americas business.

Under the terms of the merger agreement, a subsidiary of Design Group will commence a cash tender offer to purchase all of the outstanding shares of CSS common stock for $9.40 per share. The closing of the tender offer is subject to customary closing conditions, including the tender of at least fifty-one percent (51%) of the outstanding shares of CSS common stock. The merger agreement contemplates that Design Group, through its subsidiary, will acquire any shares of CSS that are not tendered into the offer through a second-step merger, which will be completed as soon as practicable following the closing of the tender offer. It is expected that the transaction will close during CSS’ current fiscal quarter ending March 31, 2020, subject to customary closing conditions. . . .

Guggenheim Securities, LLC is acting as financial advisor to CSS; Morgan, Lewis and Bockius LLP is serving as CSS’ legal advisor; and Pepper Hamilton LLP is serving as special counsel to the special committee of the CSS Board. Canaccord Genuity Limited is acting as financial advisor to Design Group and Seyfarth Shaw is serving as Design Group’s US legal advisor.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

34.                               Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

35.                               As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

36.                               First, the Solicitation Statement omits material information regarding the Company’s financial projections.

37.                               The Solicitation Statement fails to disclose: (i) all line items used to calculate (a) Adjusted EBITDA, (b) Adjusted EBIT, and (c) Unlevered Free Cash Flow; (ii) a reconciliation of all non-GAAP to GAAP metrics; (iii) projected net operating losses; and (iv) the assumptions underlying and adjustments made to the “Three Year Projections.”

38.                               The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

39.                               Second, the Solicitation Statement omits material information regarding the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, Guggenheim Securities, LLC (“Guggenheim”).

40.                               With respect to Guggenheim’s Company Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the projected after-tax unlevered free cash flows used by Guggenheim in the analysis and all underlying line items; (ii) the Company’s terminal/continuing value; and (iii) the individual inputs and assumptions underlying the discount rate range of 14.50%-16.85% and the range of perpetual growth rates of 0.00%-1.00%.

41.                               With respect to Guggenheim’s Premia Paid in Selected Transactions analysis, the Solicitation Statement fails to disclose: (i) the transactions observed by Guggenheim in the analysis; and (ii) the premiums paid in the transactions.

42.                               When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

43.                               Third, the Solicitation Statement fails to disclose whether the Company entered into any non-disclosure agreements that contained standstill and/or “don’t ask, don’t waive” provisions that are or were preventing the counterparties from submitting offers to acquire the Company.

44.                               Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so.

45.                               Fourth, the Solicitation Statement omits material information regarding the process leading up to the execution of the Merger Agreement.

46.                               The Solicitation Statement fails to disclose the nature of Party D’s “potential interest in the Company” and the Individual Defendants’ and Guggenheim’s discussions with respect thereto.

47.                               The Solicitation Statement also fails to disclose whether there were any subsequent communications between the Company and Party D following the Individual Defendants’ decision “not to engage with Party D” on November 5, 2019.

48.                               The Company’s stockholders are entitled to an accurate description of the process leading up to the Proposed Transaction.

49.                               The omission of the above-referenced material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: The Solicitation or Recommendation.

50.                               The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

51.                               Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

52.                               Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

53.                               Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

54.                               The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

55.                               The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

56.                               By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

57.          The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

58.          Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

59.          By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

60.          Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

61.          Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

62.          Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

63.          Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

64.          Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

65.          The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

66.          Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

67.          The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

68.          Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act
Against the Individual Defendants and IG Design)

69.          Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

70.          The Individual Defendants and IG Design acted as controlling persons of CSS within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of CSS and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

71.          Each of the Individual Defendants and IG Design was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

72.          In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same.  The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

73.          IG Design also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

74.          By virtue of the foregoing, the Individual Defendants and IG Design violated Section 20(a) of the 1934 Act.

75.          As set forth above, the Individual Defendants and IG Design had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

76.          As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

77.          Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.            Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.            In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.            Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.            Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.            Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.             Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: February 7, 2020	RIGRODSKY & LONG, P.A.

	By:	/s/ Gina M. Serra
OF COUNSEL:	Brian D. Long
Gina M. Serra (#5387)
RM LAW, P.C.	300 Delaware Avenue, Suite 1220
Richard A. Maniskas	Wilmington, DE 19801
1055 Westlakes Drive, Suite 300	Telephone: (302) 295-5310
Berwyn, PA 19312	Facsimile: (302) 654-7530
Telephone: (484) 324-6800	Email: bdl@rl-legal.com
Facsimile: (484) 631-1305	Email: gms@rl-legal.com
Email: rm@maniskas.com
Attorneys for Plaintiff